As filed with the Securities and Exchange Commission on February 14, 2006
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
FRESENIUS MEDICAL CARE & CO. AG
KOMMANDITGESELLSCHAFT auf AKTIEN (KGaA)
(Exact name of registrant as specified in its charter)
FRESENIUS MEDICAL CARE AG & Co. KGaA
(Translation of Registrant’s Name into English)

Germany (State or other jurisdiction of incorporation or organization)	Not Applicable (I.R.S. Employer Identification No.)
Else-Kröner-Strasse 1
61352 Bad Homburg v.d.H., Germany
Telephone: 011-49-6172-609-0
(Address of Principal Executive offices, including Zip Code)
FRESENIUS MEDICAL CARE AG 1996 STOCK INCENTIVE PLAN
FRESENIUS MEDICAL CARE AG 1998 STOCK INCENTIVE PLAN
FRESENIUS MEDICAL CARE AKTIENGESELLSCHAFT 2001 INTERNATIONAL STOCK INCENTIVE PLAN
(Full Title of the Plan)
Dr. Ben J. Lipps
Fresenius Medical Care Holdings, Inc.
95 Hayden Avenue
Lexington, MA 02420
(781) 402-9000
(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)
Copy to:
Charles F. Niemeth, Esq.
Baker & McKenzie LLP
1114 Avenue of the Americas
New York, New York 10036
(212) 626-4100
CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
	Amount	maximum	maximum	Amount of
	to be	offering price	aggregate	registration
Title of securities to be registered	registered	per share	offering price	fee (2)
Ordinary Shares, no par value(1)	2,849,318	$108.67	$309,635,387	$33,130.44
Preference Shares, no par value(1)	2,986,203	$102.04	$304,712,154	$32,605.56
			Total:	$65,736.00

(1)	American Depositary Receipts evidencing American Depositary Shares (“ADSs”) issuable upon deposit of the Ordinary Shares and Preference Shares registered hereby have been registered under separate registration statements on Form F-6.

(2)	The Proposed Maximum Aggregate Offering Price (estimated solely for purposes of computing the registration fee) is calculated pursuant to Rule 457(h) under the Securities Act of 1933, as amended, computed based upon a market value of €91.05 per ordinary share and
€85.50 per preference share, calculated in each case by taking the average of the high and low prices for such shares on the Frankfurt Stock Exchange on February 8, 2006, converted to U.S. dollars at the noon buying rate of €1.00 = $1.935, as determined by the Board of Governors of the Federal Reserve System on February 8, 2006.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     The document(s) containing the information specified in Part I of Form S-8 (plan information and registrant information) will be sent or given to the participating employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents need not be filed with the Securities and Exchange Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents, which include the statement of availability required by Item 2 of Form S-8, and the documents incorporated by reference herein pursuant to Item 3 of Form S-8 (Part II hereof), as applied to foreign issuers, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference
     The following documents, which have been filed by Fresenius Medical Care Aktiengesellschaft (“Fresenius Medical Care AG”, or the “Predecessor”), the predecessor entity to Fresenius Medical Care AG & Co. Kommanditgesellschaft auf Aktien (“FMC-AG & Co. KGaA” or the “Registrant”), with the Securities and Exchange Commission (the “Commission”), are incorporated in this registration statement by reference, except as superseded or modified as described herein:
(a)	The Predecessor’s latest annual report on Form 20-F (Commission file No. 001-14444) for the fiscal year ended December 31, 2004, filed with the Commission on March 1, 2005.

(b)	The Predecessor’s amended annual report on Form 20-F/A (Commission file No. 001-14444) for the fiscal year ended December 31, 2004, filed with the Commission on July 13, 2005.

(c)	The Predecessor’s report on Form 6-K for the month of July 2005, furnished to the Commission on July 5, 2005.

(d)	The Predecessor’s report on Form 6-K for the month of November 2005, furnished to the Commission on November 3, 2005 and containing the Predecessor’s financial statements as of and for the nine months ended September 30, 2005.

(e)	The Predecessor’s report on Form 6-K for the month of November 2005, furnished to the Commission on November 29, 2005.

(f)	The Predecessor’s report on Form 6-K for the month of December 2005, furnished to the Commission on December 1, 2005.

(g)	The Predecessor’s report on Form 6-K for the month of December 2005, furnished to the Commission on December 22, 2005.

(h)	The Predecessor’s report on Form 6-K for the month of December 2005, furnished to the Commission on December 23, 2005.

(i)	The Predecessor’s report on Form 6-K for the month of January 2006, furnished to the Commission on January 3, 2006.

(j)	The description of the Ordinary Shares, including the descriptions of the American Depositary Receipts and the Pooling Arrangements in the Company’s Report on Form 8-K filed February 13, 2006.

(k)	The description of the Ordinary Share American Depositary Receipts including the descriptions of the Pooling Arrangements in the Company’s Report on Form 8-K filed February 13, 2006.

(l)	The description of the Preference Shares including the descriptions of the American Depositary Receipts and the Pooling Arrangements in the Company’s Report on Form 8-K filed February 13, 2006.

(m)	The description of the Preference Share American Depositary Receipts including the descriptions of the Pooling Arrangements in the Company’s Report on Form 8-K filed February 13, 2006.
     In addition, all reports on Form 20-F which we file with the SEC and, to the extent, if any, designated therein, certain reports on Form 6-K which we furnish to the SEC after the date of this prospectus and prior to the termination of the offering of the shares offered hereby, shall be deemed to be incorporated by reference in this prospectus from the date of filing or furnishing of such documents or reports, to the extent not superseded by documents or reports subsequently filed or furnished.
     We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference (other than certain exhibits to such documents). Any request should be made in writing or by telephone to the appropriate party at one of the following addresses:

In North America	Elsewhere
Fresenius Medical Care North America	Fresenius Medical Care AG & Co. KGaA
Investor Relations	Investor Relations
95 Hayden Avenue	Else-Kröner-Strasse 1
Lexington, MA 02420	D. 61352 Bad Homburg, Germany
Attn: Heinz Schmidt	Attn: Oliver Maier
Toll Free: 1(800) 662-1237	++ 49 6172 609-2601
     Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.
Item 4. Description of Securities
     Not applicable.
Item 5. Interests of Named Experts and Counsel
     The validity of the securities offered hereunder was passed upon by Messrs. Nörr Steifenhofer Lutz of Munich, Germany. Dr. Dieter Schenk, the deputy chairman of the supervisory board of the Registrant and of Fresenius Medical Care Management AG, the general partner of the Registrant, is a member of the supervisory board of Fresenius AG, which owns 100% of the share capital of the general partner of the Registrant. Dr. Schenk is also one of the executors of the estate of Mrs. Else Kröner. The Else-Kröner Fresenius Stiftung, a charitable foundation established under the will of Mrs. Kröner, owns the majority of the voting shares of

Fresenius AG. The foundation’s voting rights are exercised by the executors of Mrs. Kröner’s estate, currently Dr. Dieter Schenk and Dr. Karl Schneider (another member of the Fresenius AG supervisory board). Dr. h.c. Hans Kröner has resigned as executor of the estate; the court will appoint an additional executor to replace Dr. h.c. Hans Kröner. Dr. Bernd Fahrholz, also a member of the supervisory board of Fresenius Medical Care Management AG and of the Registrant, was a member of Nörr Steifenhofer Lutz until September 30, 2005.
Item 6. Indemnification of Directors and Officers
     Under German law, FMC-AG & Co. KGaA may indemnify its officers and, under certain circumstances, German labor law requires it to do so. However, the Registrant may not, as a general matter, indemnify members of its supervisory board or members of the management board or supervisory board of its general partner. It may, however, purchase directors and officers insurance. FMC-AG & Co. KGaA has arranged for such insurance coverage at what it believes to be commercially reasonable rates, terms and conditions. Such insurance is subject to any mandatory restrictions imposed by German law. In addition, German law may permit a corporation to indemnify a member of its management or supervisory board or a partnership limited by shares to indemnify members of its supervisory board or members of the management board or supervisory board of its general partner for attorneys’ fees incurred if such member is the successful party in a suit in a country such as the U.S., where winning parties are required to bear their own costs, if German law would have required the losing party to pay such member’s attorney’s fees had the suit been brought in Germany.
Item 7. Exemption from Registration Claimed
Not Applicable.
Item 8. Exhibits
The following is a list of exhibits filed as part of this Registration Statement.
4.1	Form of Articles of Association of Fresenius Medical Care AG & Co. KGaA (incorporated by reference to Appendix A to the prospectus of Fresenius Medical Care AG and Fresenius Medical Care AG & Co. KGaA dated July 20, 2005 (Registration No. 333-124759) filed July 20, 2005).

5.1	Opinion of Nörr Stiefenhofer Lutz, as to the legality of the securities being registered.

23.1	Consent of KPMG Deutsche Treuhand-Gesellschaft Aktiengesellschaft Wirtschaftsprüfungsgesellschaft.

23.2	Consent of Nörr Stiefenhofer Lutz (included in Exhibit 5.1)

24.1	Power of Attorney (included on the signature page herein).
Item 9. Undertakings
The Registrant hereby undertakes:
(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
     (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;
     (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
     (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement;
(2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and
(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in Bad Homburg, Germany on this 14 day of February, 2006.

FRESENIUS MEDICAL CARE MANAGEMENT AG, as general partner of Fresenius Medical Care AG & Co. KGaA, a partnership limited by shares created upon the transformation of legal form of Fresenius Medical Care AG

By:	/s/ Lawrence A. Rosen
Name: Lawrence A. Rosen
Title: Member of the Management Board

By:	/s/ Rice Powell
Name:
Title: Member of the Management Board
POWER OF ATTORNEY
     KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Dr. Ben J. Lipps and Dr. Rainer Runte, and each of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including pre-effective and post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she may or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Ben J. Lipps Dr. Ben J. Lipps	Chairman of the Management Board of Fresenius Medical Care Management AG (“Management AG”), general partner of Fresenius Medical Care AG & Co. KGaA, a partnership limited by shares created upon the transformation of legal form of Fresenius Medical Care AG	February 14, 2006

/s/ Lawrence A. Rosen Lawrence A. Rosen	Member of the Management Board (Chief Financial Officer ) and principal accounting officer of Management AG and authorized representative of Fresenius Medical Care AG & Co. KGaA in the United States KGaA	February 14, 2006

/s/ Roberto Fusté Roberto Fusté	Member of the Management Board of Management AG	February 14, 2006

/s/ Emmanule Gatti Dr. Emmanuele Gatti	Member of the Management Board of Management AG	February 14, 2006

/s/ Rainer Runte Dr. Rainer Runte	Member of the Management Board of Management AG	February 14, 2006

/s/ Rice Powell Rice Powell	Member of the Management Board of Management AG	February 14, 2006

/s/ Mats Wahlstrom Mats Wahlstrom	Member of the Management Board of Management AG	February 14, 2006

EXHIBIT INDEX

Exhibit
Number	Exhibit Description
4.1	Form of Articles of Association of Fresenius Medical Care AG & Co. KGaA (incorporated by reference to Appendix A to the prospectus of Fresenius Medical Care AG and Fresenius Medical Care AG & Co. KGaA dated July 20, 2005 (Registration No. 333-124759) filed July 20, 2005).

5.1	Opinion of Nörr Stiefenhofer Lutz, as to the legality of the securities being registered.

23.1	Consent of KPMG Deutsche Treuhand-Gesellschaft Aktiengesellschaft Wirtschaftsprüfungsgesellschaft.

23.2	Consent of Nörr Stiefenhofer Lutz (included in Exhibit 5.1)

24.1	Power of Attorney (included on the signature page herein).